EXHIBIT 5(a)

[LETTERHEAD OF CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP]

February 18, 2004

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Re: Registration Statement on Form S-3 (File No. 333-33200)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3, filed by MGM MIRAGE, a Delaware corporation (the “Company”), and certain of its subsidiaries (the “Subsidiary Guarantors”), with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s earlier Registration Statement on Form S-3 (File No. 33-33200) (collectively, the “Registration Statement”). The Registration Statement, relates to the offering of (i) up to $2.75 billion of securities, of which $190 million remains unissued, and (ii) up to an additional $38 million of securities, consisting of (A) debt securities (the “Debt Securities”) and (B) guaranties of the Subsidiary Guarantors (the “Subsidiary Guarantees”). The Debt Securities and the Subsidiary Guarantees will be issued under a supplemental indenture to the indenture filed as an exhibit to the Registration Statement (collectively, the “Indenture”).

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, including the Registration Statement and the Indenture, as we have deemed necessary or appropriate for the purposes of this opinion.

We are opining herein only with respect to the General Corporation Law of the State of Delaware, the internal laws of the State of California and the federal laws of the United States of America. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. Insofar as any of the matters set forth below may involve or be affected by the laws of the State of Nevada, or the matters set forth in the opinion of Lionel, Sawyer & Collins (“LSC”) (a copy of which is attached hereto as Exhibit A), we are relying solely upon LSC’s opinion, and our opinion is subject to any assumptions, exceptions or limitations set forth in that opinion.

MGM MIRAGE

February 18, 2004

In rendering the opinions set forth herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have been furnished with, and with your consent have relied upon, certificates of officers of the Company and the Subsidiary Guarantors with respect to certain factual matters. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

To the extent that the obligations of the Company under the Indenture or the obligations of the Subsidiary Guarantors under any Subsidiary Guarantees may be dependent upon such matters, we assume for purposes of this opinion: that the trustee under the Indenture (the “Trustee”) will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee will be duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance generally, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Subject to the foregoing and the other matters set forth herein, and subject to the due establishment of the terms, conditions and provisions of the Debt Securities and Subsidiary Guarantees and completion of any necessary corporate action, it is our opinion that the Debt Securities and the Subsidiary Guarantees, when duly executed, authenticated and delivered in accordance with the Indenture, will be legally issued and constitute valid, binding and enforceable obligations of the Company and the Subsidiary Guarantors, respectively, subject to bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We consent to your filing this opinion with the Securities and Exchange Commission and incorporating this opinion by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours,

CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP